Exhibit 10.13

(English Translation)

Bank Loan Agreement

Bank	DBS Bank (China) Limited Shenzhen Branch (“Bank”)
Borrower	Shenzhen TMK Power Industries Ltd. (深圳市三俊电池有限公司) (“Borrower”)
Execution date	December 16, 2009
Principal

The Bank will grant the Borrower a loan credit of RMB 15,300,000. The loan will be paid to the Borrower in 36 monthly installments. The Bank can change, revoke the credit at any time upon its discretion.

Purpose	Purchasing equipment and business operation (RMB 11,318,500 for equipment purchase and RMB 3,981,500 for business operation).
Interest

The interest shall be 30% higher than the legal loan rate published by The People’s Bank of China on the date when the loan is paid to Borrower. The bank is entitled to adjust the loan rate if the legal loan rate changes from time to time.

Repayment and Repayment in advance

The Borrower shall repay the loan on a monthly basis. Repayment in advance shall be approved by the Bank with at least one month notice in advance. The fee for prepayment in advance is fund cost loss of the Bank or 3% of the amount repaid in advance, whichever is higher.

Preconditions of Loan	Unless otherwise agreed by the Bank, the Borrower shall satisfy all the preconditions before applying for the loan credit, including:
	•	providing RMB 3,000,000 as deposit with the Bank which will be released to the Borrower if the first 6 repayments by the Borrower are dully made;

	•	mortgaging certain equipment in favour of the Bank;

	•	purchasing insurance for certain equipment with the bank as the first beneficiary;

	•	causing Wu Henian, Wang Zongfu, and Huang Junbiao to sign individual guarantee agreement for the loan in favour of the Bank.

Representation	The Borrower shall:
by Borrower	•

notify the Bank of any change of its directors or shareholders, revision or amendment of its business license and articles of association, and make sure such change, revision or amendment will not cause adverse impact on the interest of the Bank;

	•	not pledge the outstanding receivables in favour of any third party without approval by the Bank;

	•	notify the Bank immediately of any event that will affect the capability of the Borrower or guarantors to perform the obligations under the loan agreement and related documents.
Security	Borrower shall provide RMB 3,000,000 as deposit with the Bank which will be released to Borrower if the first 6 repayments by the Borrower are duly made. Individual guarantee is also required.
Period of Credit	3 years commencing from the date the loan is paid to the Borrower.
Liability for Breach

If the Borrower fails to observe the agreement, which causes damages or losses to the Bank, the Borrower shall compensate such damages or losses. The amount of compensation shall be equal to losses suffered by the Bank due to the Borrower's breach.

Governing law and Jurisdiction	PRC Law governs to the contract. The parties accept the non-exclusive jurisdiction of PRC court in the place where the Borrower is located.